Exhibit 99.2

Dear Shareholders:

Recently many bank stock prices have fallen in value as earnings have declined as a result of current credit conditions. Our second quarter earnings press release is attached and we are encouraged with the results. Our earnings have declined from last year as a result of increases in the provision for loan losses, sales and expenses of carrying other real estate properties, and other expenses related to loan collections. However, our earnings for the second quarter of 2008 remained at about 79% of last year's numbers and were approximately 95% of the first quarter of 2008.

Our earnings for the first 6 months of this year declined 22% from earnings of the first six months of last year, which was due to the increased provision for loan losses of $630,000. We have reduced our operating expenses from last year while our net interest income has maintained at the same level. Our current earnings represented 135% of the dividends that we paid in the first two quarters of 2008. We believe that we have identified our problem loans, but in this uncertain economy other issues do arise and collateral values are hard to judge. We continue to work closely with our borrowers to resolve these issues.

Despite the banking industry's current struggles, we are moving forward by working hard to grow the bank. We are currently promoting a new product that encourages customers to save. A savings account is tied to a checking account and allows the customer to earn an increased interest rate by agreeing to a monthly automatic transfer from the checking account to the savings. We have already seen a positive response from customers regarding the product. We have made an addition to our Fremont office and are remodeling our Grant office. We believe that there are opportunities for growth in this economy and we are positioning the bank to take advantage of these opportunities as they arise.

Robert (Hap) Humphreys retired from the Board of Directors in June and we wish him well. He has been a valuable part of our Board for many years providing helpful advice to the bank relating to the agriculture industry. Nels Nyblad was appointed to the Board in June and we look forward to Nels' advice in the future.

We think that the current conditions in the banking industry show the need for a bank with local roots that knows its customers. We believe that we are that bank, and we will continue to keep our roots deep with the personalized service our customers have come to expect. We will also continue to stay competitive by providing our customers with the best products and service available. We appreciate your continued support. Please feel free to contact us with any questions or concerns.

Sincerely,

/s/ Jim Bosserd

Jim Bosserd
President and Chief Executive Officer